EXHIBIT 99.1

February 27, 2004

FOR IMMEDIATE RELEASE

PLIANT CORPORATION COMPLETES SALE OF $306 MILLION PRINCIPAL AMOUNT AT MATURITY OF ITS 11 1/8% SENIOR SECURED DISCOUNT NOTES DUE 2009 AND ENTERS INTO NEW $100 MILLION REVOLVING CREDIT FACILITY

SCHAUMBURG, IL -- Pliant Corporation ("Pliant") announced today that it completed the sale of $306 million principal amount at maturity of its 11 1/8% Senior Secured Discount Notes Due 2009 (the "Notes"). The net proceeds from the offering of the Notes, in the amount of approximately $225.3 million, together with borrowings under the new revolving credit facility described below, were used to pay off Pliant's outstanding indebtedness under its existing term loan facilities in the aggregate amount of approximately $239.6 million, eliminating all principal amortization payments until 2009. Upon closing of the sale of the Notes, Pliant terminated its existing term and revolving credit facilities and entered into a new five-year asset-based revolving credit facility in the principal amount of up to $100 million.

The Notes will accrete at the rate of 11 1/8% until December 15, 2006, after which cash interest will accrue and be payable semiannually commencing on June 15, 2007 and continuing until the maturity date of June 15, 2009.

The offering and sale of the Notes was not registered under the Securities Act of 1933, as amended (the "Securities Act"), and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration provisions of the Securities Act.

Pay-off of the term debt (which had variable rates of interest) has substantially reduced the Company's exposure to interest rate risk. The new revolving credit facility also has no financial covenants through the first $75 million in borrowings, after which there is only a fixed charge ratio of 1.1 to
1. Although the effective interest rate on the Notes is higher than the interest rate on the paid-off term loans, sale of the Notes and the new revolving credit facility have enabled the Company to realize greater short-term liquidity and flexibility in its debt structure.

Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial and agricultural markets. Pliant operates 25 manufacturing and research and development facilities around the world and employs approximately 3,250 people.

CONTACTS:

John C. McCurdy
Director of Corporate Communications
Voice:  330.896.6732
Fax:  330.896.6733
E-mail:  JOHN.MCCURDY@PLIANTCORP.COM

Brian Johnson
EVP and Chief Financial Officer
Voice:  847.969.3319
E-mail:  BRIAN.JOHNSON@PLIANTCORP.COM

Company Web Site:  www.pliantcorp.com